FIRST AMENDMENT TO
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                      AMENDED AND RESTATED CREDIT AGREEMENT
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     THIS  FIRST  AMENDMENT  TO  AMENDED  AND  RESTATED CREDIT AGREEMENT ("First
Amendment") is made and entered into as of the 22nd day of August, 2001, by and among WMCK VENTURE CORP., a Delaware corporation, CENTURY CASINOS CRIPPLE CREEK, INC., a Colorado corporation and WMCK ACQUISITION CORP., a Delaware corporation (collectively the "Borrowers"), CENTURY CASINOS, INC., a Delaware corporation (the "Guarantor") and WELLS FARGO BANK, National Association, as Lender and L/C Issuer and as the administrative and collateral agent for the Lenders and L/C Issuer (herein in such capacity called the "Agent Bank" and, together with the Lenders and L/C Issuer, collectively referred to as the "Banks").

                                R_E_C_I_T_A_L_S:

               WHEREAS:
               A. Borrowers, Guarantor, Agent Bank and Lender entered into an Amended and Restated Credit Agreement dated as of April 21, 2000 (the "Existing Credit Agreement") for the purpose of establishing a reducing revolving line of credit in favor of Borrowers, up to the maximum principal amount of Twenty-Six Million Dollars
          ($26,000,000.00).

               B. For the purpose of this First Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

               C. Borrowers and Guarantor desire to further amend the Existing Credit Agreement for the following purposes:

               (i) removing the definition of Permitted Distribution Carve-Outs; and

               (ii) reducing the maximum Leverage Ratio from 3.10 to 1.00 to
          2.50 to 1.00.

               D. Banks have agreed to make the amendments set forth in the preceding Recital paragraph subject to the terms, conditions and provisions set forth in this First Amendment.

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     NOW,  THEREFORE,  in  consideration  of  the  foregoing  and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the First Amendment Effective Date, as specifically hereinafter provided as follows:

               1. Definitions. Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions. Those terms which are currently defined by
          Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

               "Credit Agreement" shall mean the Existing Credit Agreement as amended by the First Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

               "Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the First Amendment.

     "First Amendment" shall mean the First Amendment to Amended and Restated Credit Agreement.

     "First Amendment Effective Date" shall mean August 24, 2001, subject to full satisfaction of each Condition Precedent set forth in Paragraph 4 of the First Amendment.

     "First Amendment Fee" shall have the meaning set forth in Paragraph 4(c) of the First Amendment.

     "Interest  Expense  Coverage  Ratio"  shall  be  defined  as  follows:

     EBITDA, minus Distributions, minus Non-Finance Capital Expenditures incurred during the period under review

     Divided  by

     Interest Expense paid with respect to the Fiscal Quarter under review and the most recently ended three immediately preceding Fiscal Quarters on a four fiscal quarter basins on all Indebtedness
     (accrued  and  capitalized).

     "Permitted  Distribution  Carve-Outs"  -  Intentionally  deleted.
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     "TFCC  Permitted  Distribution  Carve-Outs"  -  Intentionally  deleted.

     "TFCC  Ratio"  shall  be  defined  as  follows:

     EBITDA,  minus  Distributions,  minus Non-Financed Capital
     Expenditures incurred during  the  period  under  review

     Divided  by

     Interest Expense actually paid (excluding Subordinated Debt), plus current portion of Scheduled Reductions actually paid where required during the preceding four quarters to bring the Aggregate Outstandings down to the required Maximum Scheduled Balance and Capitalized Lease Liabilities required during the preceding four quarters, plus actual Interest Expense and principal paid (without duplication) on Subordinated Debt.

               2. Restatement of Leverage Ratio Covenant. As of the First Amendment Effective Date, Section 6.01 entitled "Leverage Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

               "Section 6.01. Leverage Ratio. Commencing on the First Amendment Effective Date and continuing as of each Fiscal Quarter end until the Maturity Date, the Borrower Consolidation shall maintain a maximum Leverage Ratio no greater than 2.50 to 1.00."

               3. Restatement of Guarantor Funded Debt to Borrower Consolidation EBITDA Ratio Covenant. As of the First Amendment Effective Date,
          Section 6.10 entitled "Ratio of Guarantor Funded Debt to Borrower Consolidation EBITDA" shall be and is hereby fully amended and restated in its entirety as follows:

               "Section 6.10. Ratio of Guarantor Funded Debt to Borrower Consolidation EBITDA. The ratio of Guarantor's consolidated Funded Debt (excluding all debt of Century Casinos Africa, or any of its Subsidiaries which is nonrecourse as to Guarantor) to the Borrower Consolidation's EBITDA as of the end of each Fiscal Quarter shall be less than or equal to 4.00 to 1.00."

               4. Conditions Precedent to First Amendment Effective Date. The occurrence of the - First Amendment Effective Date is subject to Agent Bank having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth  below  on  or  before  August  24,  2001:
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               a. Due execution by Borrowers, Guarantor and Banks of four (4)
          duplicate originals of this First Amendment;

               b. Corporate resolutions or other evidence of requisite authority of Borrowers and Guarantor, as applicable, to execute the First Amendment;

               c. Payment of a fee in the amount of One Thousand Five Hundred Dollars ($1,500.00) (the "First Amendment Fee") to Agent Bank to be disbursed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility;

               d. Reimbursement to Agent Bank by Borrowers for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the First Amendment, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the First Amendment Effective Date; and

               e. Such other documents, instruments or conditions as may be reasonably required by Lenders.

               5. Representations of Borrowers. Borrowers hereby represent to the Banks that:

               a. The representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the First Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the First Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank;

               b. Since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect has occurred;

               c. No event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and
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               d. The execution, delivery and performance of this First
          Amendment has been duly authorized by all necessary action of Borrowers and Guarantor and this First Amendment constitutes a valid, binding and enforceable obligation of Borrowers and Guarantor.

               6. Affirmation and Ratification of Continuing Guaranty. Guarantor joins in the execution of this First Amendment for the purpose of ratifying and affirming its obligations under the Continuing Guaranty for the guaranty of the full and prompt payment and performance of all of Borrowers' Indebtedness and Obligations under the Credit Facility and each of the Loan Documents as modified under this First Amendment.

               7. Incorporation by Reference. This First Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

               8. Governing Law. This First Amendment to Credit Agreement shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

               9. Counterparts. This First Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute one and the same document.

               10. Continuance of Terms and Provisions. All of the terms and provisions of the First Credit Agreement shall remain unchanged except as specifically modified herein.
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IN  WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the  day  and  year  first  above  written.

     BORROWERS:

     WMCK  VENTURE  CORP.,
     a  Delaware  corporation


     By /s/ Larry Hannappel

     Name Larry Hannappel

     Title President


     CENTURY  CASINOS  CRIPPLE
     CREEK,  INC.,
     a  Colorado  corporation


     By /s/ Larry Hannappel

     Name Larry Hannappel

     Title President


     WMCK  ACQUISITION
     CORP.,  a  Delaware
     corporation


     By /s/ Larry Hannappel

     Name Larry Hannappel

     Title President

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     GUARANTOR:

     CENTURY  CASINOS,  INC.,
     a  Delaware  corporation


     By /s/ Larry Hannappel

     Name Larry Hannappel

     Title Secretary



     BANKS:

     WELLS  FARGO  BANK,
     National  Association,
     Agent  Bank,  Lender  and
     L/C  Issuer


     By /s/ Rick Bokum

     Name Rick Bokum

     Title Vice President

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